Exhibit 23.2

Consent of Independent Auditor

We consent to the inclusion in the Registration Statement on Form S-4 of Midland States Bancorp, Inc. of our report dated March 6, 2017 related to our audits of the consolidated financial statements of Alpine Bancorporation, Inc. and Subsidiaries, as of and for the years ended December 31, 2016 and 2015.

We consent to the inclusion in the Registration Statement on Form S-4 of Midland States Bancorp, Inc. of our report dated March 8, 2016 related to our audits of the consolidated financial statements of Alpine Bancorporation, Inc. and Subsidiaries, as of and for the years ended December 31, 2015 and 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-4 of Midland States Bancorp, Inc.

/s/ Wipfli LLP

Madison, Wisconsin

December 5, 2017